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                                                                   Exhibit 10.22

September 30, 1996




Mr. John Marsalisi
Chief Financial Officer
First Aviation Services, Inc.
One Omega Drive                                             CONFIDENTIAL
Stamford, CT  06907

SUBJECT: ENGAGEMENT LETTER between First Equity Development, Inc. and its affiliate, FED Securities, Inc., and First Aviation Services, Inc.

Dear Mr. Marsalisi:

This letter will confirm the terms and conditions by which First Equity Development, Inc. and its affiliate, FED Securities, Inc. (collectively "First Equity"), with offices at One Omega Drive, Stamford, Connecticut, has been engaged to serve as investment counselor and financial advisor to First Aviation Services, Inc., Stamford, Connecticut ("First Aviation Services" or the "Company").

The undersigned hereby agree to the following terms and conditions:

1. Exclusive Engagement Agreement. First Aviation Services does hereby engage First Equity as its investment counselor and financial advisor for the purpose of assisting the company with its initial public offering.

           Execution of this Agreement by all parties will be First Equity's authority to proceed.

2. Services Provided. The specific services that First Equity will provide throughout this assignment will vary depending upon the industry's performance, competitive dynamics and general market conditions.

3. Term. Subject to the payment obligations set forth in Section 4 below, this Agreement shall commence upon its execution by both parties and shall remain in full force and effect thereafter until the completion of the said offering, hereinafter referred to as the "Closing."
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First Aviation Services
September 30, 1996
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4.         Compensation.

(a) Commencing upon execution of this agreement by both parties and ending at closing, First Equity will receive a fixed success fee of three hundred fifty thousand ($350,000) to be paid at closing provided that the offering raises capital in excess of Ten Million Dollars ($10,000,000.00.)

(b) All reasonable out-of-pocket expenses incurred by First Equity, including but not limited to transportation, food, lodging, applicable sales taxes, etc., in the performance of the services to be rendered hereunder, shall be borne by First Aviation Services and reimbursed to First Equity on a monthly basis. First Equity makes it a practice of keeping its clients expenses to a minimum, while at the same time providing its professionals with a productive working environment. First Equity's employees travel business class on air travel where such class of service is available, otherwise employees travel first class.

5. Relationship. Nothing herein shall be deemed to constitute an employment or agency relationship between First Equity and First Aviation Services. Nevertheless, nothing contained herein shall be deemed to preclude the creation of such relationship by separate agreement of the parties, in writing, for a particular purpose. Except as expressly agreed to in writing, First Equity shall not have the authority to obligate, bind or commit First Aviation Services in any manner whatsoever.

(a) Recognizing that transactions of the type contemplated in this engagement sometimes result in litigation, and that First Equity's role is advisory, First Aviation Services agrees to indemnify First Equity (including its affiliated entities and its officers), against claims, losses and expenses incurred (including expense of investigation and preparation and reasonable fees and disbursements of First Equity and such persons' counsel) arising out of any action, claim or proceeding arising in connection with First Equity's engagement, and if indemnification were for any reason not to be available, to contribute to the settlement, loss or expenses involved in the proportion that First Aviation Services' economic interest bears to First Equity's economic interest in any transaction. However, such indemnification and contribution shall not apply to any claim, loss or expense which arises principally from First Equity's gross negligence or willful misconduct in performance of its services hereunder.
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First Aviation Services
September 30, 1996
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           First Equity shall use due care to avoid any litigation or claims relating to First Equity's services hereunder. In the event of such claim or litigation, First Equity shall immediately notify the Chief Financial Officer of First Aviation Services in writing, and shall cooperate and assist First Aviation Services in the defense and/or settlement of same. First Aviation Services' obligation to indemnify First Equity is conditioned upon such cooperation and assistance and First Aviation Services shall have the complete right to defend or settle any such indemnified claims and/or litigation. First Equity may elect to have separate legal representation at First Equity's expense.

           First Equity shall retain the right to advertise its participation in the transaction after public disclosure of such transaction. All the marketing and advertising produced by First Equity shall be in a form consistent with industry practice.

6. Assignment and Termination. This Agreement shall not be assignable by either party except affiliates or to successors to all or substantially all of either businesses. This Agreement may be terminated by either party on 30 days written notice. However, should First Aviation Services terminate this Agreement prior to the Term referred to in Section 3, First Aviation Services would be liable for all unpaid balances.

7. Contract Interpretation. This Agreement is subject to, and will be interpreted, in accordance with the laws of the State of Connecticut.





ACCEPTED AND APPROVED BY:

/s/ JOHN MARSALISI                          /s/ AARON P. HOLLANDER
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    John Marsalisi                              Aaron P. Hollander
    Chief Financial Officer                     Managing Director
    First Aviation Services, Inc.               First Equity Development, Inc.

    September 30, 1996                          September 30, 1996
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    Date                                        Date